Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gartner, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-104753, No. 333-127349, No. 333-160924, No. 333-176058, No. 333-200585, and No. 333-217347) on Form S-8 of Gartner, Inc. of our reports dated February 19, 2020, with respect to the consolidated balance sheets of Gartner, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Gartner, Inc.

Our report on the consolidated financial statements of the Company contains an emphasis of matter paragraph that states that as discussed in Note 1, the Company adopted ASU No. 2016-02 - Leases as of January 1, 2019.

/s/ KPMG LLP

New York, New York
February 19, 2020